Exhibit 10.3
EXECUTION VERSION

AMENDED AND RESTATED OMNIBUS AGREEMENT
among
HOLLY CORPORATION
NAVAJO PIPELINE CO., L.P.
HOLLY LOGISTIC SERVICES, L.L.C.
HEP LOGISTICS HOLDINGS, L.P.
HOLLY ENERGY PARTNERS, L.P.
HEP LOGISTICS GP, L.L.C.
and
HOLLY ENERGY PARTNERS — OPERATING, L.P.

 i

AMENDED AND RESTATED
OMNIBUS AGREEMENT
     THIS AMENDED AND RESTATED OMNIBUS AGREEMENT is being entered into on June 1, 2009 (the “Agreement”), by and among Holly Corporation, a Delaware corporation (“Holly”), Navajo Pipeline Co., L.P., a Delaware limited partnership (“Navajo Pipeline”), Holly Logistic Services, L.L.C., a Delaware limited liability company (“Holly GP”), HEP Logistics Holdings, L.P., a Delaware limited partnership (the “General Partner”), Holly Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), HEP Logistics GP, L.L.C., a Delaware limited liability company (the “OLP GP”), and Holly Energy Partners — Operating, L.P., a Delaware limited partnership (the “Operating Partnership”), and amends and restates in its entirety the Omnibus Agreement entered into on July 13, 2004 (as amended, the “Original Omnibus Agreement”) among such parties. The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”
RECITALS:
          WHEREAS, the Parties entered into the Original Omnibus Agreement to evidence their agreement, as more fully set forth in Article II, with respect to those business opportunities that the Holly Entities (as defined herein) and Holly GP would not engage in during the term of the Original Omnibus Agreement unless the Partnership declined to engage in any such business opportunity for its own account;
          WHEREAS, the Parties entered into the Original Omnibus Agreement to evidence their agreement, as more fully set forth in Article III, with respect to certain indemnification obligations of the Parties to each other;
          WHEREAS, the Parties entered into the Original Omnibus Agreement to evidence their agreement, as more fully set forth in Article IV, with respect to the amount to be paid by the Partnership for the general and administrative services to be performed by Holly and its Affiliates (as defined herein) for and on behalf of the Partnership Group (as defined herein);
          WHEREAS, the Parties entered into the Original Omnibus Agreement to evidence their agreement, as more fully set forth in Article V, with respect to Holly’s right of first refusal relating to the Assets (as defined herein);
          WHEREAS, in connection with that certain LLC Interest Purchase Agreement dated as of June 1, 2009, by and among Holly, Navajo Pipeline and the Operating Partnership, pursuant to which Navajo Pipeline has agreed to transfer and convey to the Operating Partnership, and the Operating Partnership has agreed to acquire, all of the limited liability company interests of Lovington-Artesia, L.L.C., the entity that owns the 16” Lovington/Artesia Intermediate Pipeline (as defined herein), the Parties desire to amend and restate the Original Omnibus Agreement in its entirety as follows:
     In consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

ARTICLE I
Definitions
     1.1 Definitions.
     As used in this Agreement, the following terms shall have the respective meanings set forth below:
     “8” and 10” Lovington/Artesia Intermediate Pipelines” means the 8-inch pipeline running from Lovington, New Mexico to Artesia, New Mexico and the 10-inch pipeline running from Lovington, New Mexico to Artesia, New Mexico, each owned by Navajo Pipeline.
     “16” Lovington/Artesia Intermediate Pipeline” means the 16-inch pipeline running from Lovington, New Mexico to Artesia, New Mexico, owned by Lovington-Artesia, L.L.C.
     “2004 Product Pipelines, Terminal and Related Assets” means the assets transferred under the July 13, 2004 Contribution, Conveyance and Assumption Agreement at the time of the Partnership’s initial public offering.
     “2008 Crude Pipelines, Tanks and Related Assets” has the meaning given to such term in the Purchase and Sale Agreement, dated February 25, 2008, by and among Holly, Navajo Pipeline, Woods Cross Refining Company, L.L.C., a Delaware limited liability company, and Navajo Refining Company, L.L.C., a Delaware limited liability company, as the seller parties, and the Partnership, the Operating Partnership, HEP Woods Cross, L.L.C., a Delaware limited liability company, and HEP Pipeline, L.L.C., a Delaware limited liability company, as the buyer parties.
     “Acquisition Proposal” is defined in Section 5.2(a).
     “Administrative Fee” is defined in Section 4.1(a).
     “Affiliate” is defined in the Partnership Agreement.
     “Agreement” is defined in the introduction to this Agreement.
     “Applicable Law” means any applicable statute, law, regulation, ordinance, rule, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, agreement, requirement, or other governmental restriction or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued under any of the foregoing by, or any determination by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect and in each case as amended (including, without limitation, all of the terms and provisions of the common law of such Governmental Authority), as interpreted and enforced at the time in question.
     “Arbitrable Dispute” means any and all disputes, Claims, controversies and other matters in question between any of the Partnership Entities, on the one hand, and any of the Holly Entities, on the other hand, arising out of or relating to this Agreement or the alleged breach hereof, or in any way relating to the subject matter of this Agreement regardless of whether (a) allegedly extra-contractual in nature, (b) sounding in contract, tort or otherwise, (c) provided for by Applicable Law or otherwise or (d) seeking damages or any other relief, whether at law, in equity or otherwise.
     “Assets” means all of the following assets conveyed, contributed, or otherwise transferred by the Holly Entities to the Partnership Group: (i) the 2004 Product Pipelines, Terminal and Related Assets, (ii) the 8” and 10” Lovington/Artesia Intermediate Pipelines, (iii) the 2008 Crude Pipelines, Tanks and Related Assets, and (iv) the 16” Lovington/Artesia Intermediate Pipeline.
     “Change of Control” means, with respect to any Person (the “Applicable Person”), any of the following events: (a) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the Applicable Person’s assets to any other Person unless immediately following such sale, lease, exchange, or other transfer such assets are owned, directly or indirectly, by the Applicable Person; (b) the consolidation or merger of the Applicable Person with or into another Person pursuant to a transaction in which the outstanding Voting Securities of the Applicable Person are changed into or exchanged for cash, securities, or other property, other than any such transaction where (i) the outstanding Voting Securities of the Applicable Person are changed into or exchanged for Voting Securities of the surviving Person or its parent and (ii) the holders of the Voting Securities of the Applicable Person immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Securities of the surviving Person or its parent immediately after such transaction; and (c) a “person” or “group” (within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act) (in the case of Holly, other than a group consisting of some of all of the current control persons of Holly), being or becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of all of the then outstanding Voting Securities of the Applicable Person, except in a merger or consolidation that would not constitute a Change of Control under clause (b) above.
     “Claim” means any existing or threatened future claim, demand, suit, action, investigation, proceeding, governmental action or cause of action of any kind or character (in each case, whether civil, criminal, investigative or administrative), known or unknown, under any theory, including those based on theories of contract, tort, statutory liability, strict liability, employer liability, premises liability, products liability, breach of warranty or malpractice.
     “Claimant” is defined in Section 6.2.
     “Closing Date” means the date of the closing of the Partnership’s initial public offering of Common Units. For purposes of Article III, Closing Date shall mean (i) with respect to the 8” and 10” Lovington/Artesia Intermediate Pipelines, the closing date of the purchase of the 8” and 10” Lovington/Artesia Intermediate Pipelines by a Partnership Group Member, (ii) with respect to the 2008 Crude Pipelines, Tanks and Related Assets, the effective date of the purchase of the 2008 Crude Pipelines, Tanks and Related Assets by a Partnership Group Member, and (iii) with respect to the 16” Lovington/Artesia Intermediate Pipeline, the effective date of the purchase of all of the limited liability company interests of Lovington-Artesia, L.L.C., a Delaware limited liability company, by a Partnership Group Member.

     “Common Units” is defined in the Partnership Agreement.
     “Conflicts Committee” is defined in the Partnership Agreement.
     “Contribution Agreement” means that certain Contribution, Conveyance and Assumption Agreement, dated as of July 13, 2004, among Holly, Navajo Pipeline, Holly GP, the General Partner, the Partnership, the OLP GP, the Operating Partnership and certain other parties, together with the additional conveyance documents and instruments contemplated or referenced thereunder.
     “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.
     “Covered Environmental Losses” is defined in Section 3.1.
     “Disposition Notice” is defined in Section 5.2(a).
     “Environmental Laws” means all federal, state, and local laws, statutes, rules, regulations, orders, and ordinances, now or hereafter in effect, relating to protection of the environment including, without limitation, the federal Comprehensive Environmental Response, Compensation, and Liability Act, the Superfund Amendments Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Oil Pollution Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, and other environmental conservation and protection laws, each as amended from time to time.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “First ROFR Acceptance Deadline” is defined in Section 5.2(a).
     “General Partner” is defined in the introduction to this Agreement.
     “Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.
     “Hazardous Substance” means (a) any substance that is designated, defined, or classified as a hazardous waste, hazardous material, pollutant, contaminant, or toxic or hazardous substance, or that is otherwise regulated under any Environmental Law, including, without limitation, any hazardous substance as defined under the Comprehensive Environmental Response, Compensation, and Liability Act, and (b) petroleum, crude oil, gasoline, natural gas, fuel oil, motor oil, waste oil, diesel fuel, jet fuel, and other refined petroleum hydrocarbons.
     “Holly” is defined in the introduction to this Agreement.

     “Holly Entities” means Holly and any Person controlled, directly or indirectly, by Holly other than the Partnership Entities; and “Holly Entity” means any of the Holly Entities.
     “Indemnified Party” means the Partnership Group or Holly, as the case may be, in their capacity as the parties entitled to indemnification in accordance with Article III.
     “Indemnifying Party” means either the Partnership Group or Holly, as the case may be, in their capacity as the parties from whom indemnification may be required in accordance with Article III.
     “Initial Tank Inspection” is defined in Section 3.1(c).
     “Initial Tank Inspection Period” is defined in Section 3.1(c).
     “Limited Partner” is defined in the Partnership Agreement.
     “Navajo Pipeline” is defined in the introduction to this Agreement.
     “Offer” is defined in Section 2.3(b)(i).
     “Offer Price” is defined in Section 5.2(a).
     “OLP GP” is defined in the introduction to this Agreement.
     “Operating Partnership” is defined in the introduction to this Agreement.
     “Original Omnibus Agreement” is defined in the introduction to this Agreement.
     “Partnership” is defined in the introduction to this Agreement.
     “Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of Holly Energy Partners, L.P., dated July 13, 2004, as amended by Amendment No. 1 to the First Amended and Restated Agreement of Limited Partnership of Holly Energy Partners, L.P., dated February 28, 2005, as amended by Amendment No. 2 to the First Amended and Restated Agreement of Limited Partnership of Holly Energy Partners, L.P., dated July 6, 2005, as amended by Amendment No. 3 to the First Amended and Restated Agreement of Limited Partnership of Holly Energy Partners, L.P., dated April 11, 2008, as such agreement is in effect on the date of this Agreement. No amendment or modification to the Partnership Agreement subsequent to the date of this Agreement shall be given effect for the purposes of this Agreement unless consented to by each of the Parties.
     “Partnership Entities” means Holly GP, the General Partner and each member of the Partnership Group.
     “Partnership Entity” means any of the Partnership Entities.
     “Partnership Group” means the Partnership, the OLP GP, the Operating Partnership and any Subsidiary of any such Person, treated as a single consolidated entity.

     “Partnership Group Member” means any member of the Partnership Group.
     “Party” and “Parties” are defined in the introduction to this Agreement.
     “Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization association, government agency or political subdivision thereof or other entity.
     “Proposed Transferee” is defined in Section 5.2(a).
     “Prudent Industry Practice” means such practices, methods, acts, techniques, and standards as are in effect at the time in question that are consistent with (a) the standards generally followed by the United States pipeline and terminalling industries or (b) such higher standards as may be applied or followed by the Holly Entities in the performance of similar tasks or projects, or by the Partnership Entities in the performance of similar tasks or projects.
     “Respondent” is defined in Section 6.2.
     “Restricted Businesses” is defined in Section 2.1.
     “Retained Assets” means the pipelines, terminals and other assets and investments owned by any of the Holly Entities on the date of the Contribution Agreement that were not conveyed, contributed or otherwise transferred to the Partnership Group pursuant to the Contribution Agreement or otherwise.
     “ROFR Acceptance Deadline” means the First ROFR Acceptance Deadline or the Second ROFR Acceptance Deadline, as applicable.
     “Sale Assets” is defined in Section 5.2(a).
     “Second ROFR Acceptance Deadline” is defined in Section 5.2(a).
     “Subject Assets” is defined in Section 2.2(c).
     “Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

     “Toxic Tort” means a claim or cause of action arising from personal injury or property damage incurred by the plaintiff that is alleged to have been caused by exposure to, or contamination by, Hazardous Substances that have been released into the environment by or as a result of the actions or omissions of the defendant.
     “Transfer” including the correlative terms “Transferring” or “Transferred” means any direct or indirect transfer, assignment, sale, gift, pledge, hypothecation or other encumbrance, or any other disposition (whether voluntary, involuntary or by operation of law) of the Assets.
     “Transferred Tanks” is defined in Section 3.1(a)(iii).
     “Units” is defined in the Partnership Agreement.
     “Voting Securities” means securities of any class of a Person entitling the holders thereof to vote on a regular basis in the election of members of the board of directors or other governing body of such Person.
ARTICLE II
Business Opportunities
     2.1 Restricted Businesses. For so long as a Holly Entity controls the Partnership, and except as permitted by Section 2.2, Holly GP and each of the Holly Entities shall be prohibited from engaging in or acquiring or investing in any business having assets engaged in the following businesses (the “Restricted Businesses”): the ownership and/or operation of crude oil pipelines or terminals, intermediate product pipelines or terminals, refined products pipelines or terminals, truck racks or crude oil gathering systems in the continental United States.
     2.2 Permitted Exceptions. Notwithstanding any provision of Section 2.1 to the contrary, Holly GP and the Holly Entities may engage in the following activities under the following circumstances:
          (a) the ownership and/or operation of any of the Retained Assets (including replacements of the Retained Assets);
          (b) any Restricted Business conducted by a Holly Entity or Holly GP with the approval of the Conflicts Committee;
          (c) the ownership and/or operation of any asset or group of related assets used in the activities described in Section 2.1 that are acquired or constructed by a Holly Entity or Holly GP after the Closing Date (the “Subject Assets”) if, in the case of an acquisition, the fair market value of the Subject Assets (as determined in good faith by the Board of Directors of Holly), or, in the case of construction, the estimated construction cost of the Subject Assets (as determined in good faith by the Board of Directors of Holly), is less than $5 million at the time of such acquisition or completion of construction, as the case may be;
          (d) the ownership and/or operation of any Subject Assets acquired by a Holly Entity or Holly GP after the Closing Date with a fair market value (as determined in good faith by the Board of Directors of Holly) equal to or greater than $5 million at the time of the acquisition; provided, the Partnership has been offered the opportunity to purchase the Subject Assets in accordance with Section 2.3 and the Partnership (with the concurrence of the Conflicts Committee) has elected not to purchase the Subject Assets; and
          (e) the ownership and/or operation of any Subject Assets constructed by a Holly Entity or Holly GP after the Closing Date with a construction cost (as determined in good faith by the Board of Directors of Holly) equal to or greater than $5 million at the time of completion of construction that the Partnership has been offered the opportunity to purchase in accordance with Section 2.3 and the Partnership (with the concurrence of the Conflicts Committee) has elected not to purchase.
     2.3 Procedures.
          (a) In the event that Holly GP or a Holly Entity becomes aware of an opportunity to acquire Subject Assets with a fair market value (as determined in good faith by the Board of Directors of Holly) equal to or greater than $5 million, then subject to Section 2.3(b), then as soon as practicable, Holly GP or such Holly Entity shall notify the General Partner of such opportunity and deliver to the General Partner, or provide the General Partner access to, all information prepared by or on behalf of, or material information submitted or delivered to, Holly GP or such Holly Entity relating to such potential transaction. As soon as practicable, but in any event within 30 days after receipt of such notification and information, the General Partner, on behalf of the Partnership, shall notify Holly GP or the Holly Entity that either (i) the General Partner, on behalf of the Partnership, has elected, with the concurrence of the Conflicts Committee, not to cause a Partnership Group Member to pursue the opportunity to purchase the Subject Assets, or (ii) the General Partner, on behalf of the Partnership, has elected (with the concurrence of the Conflicts Committee) to cause a Partnership Group Member to pursue the opportunity to purchase the Subject Assets. If, at any time, the General Partner abandons such opportunity with the approval of the Conflicts Committee (as evidenced in writing by the General Partner following the request of Holly GP or the Holly Entity), Holly GP or the Holly Entity under this Section 2.3(a) may pursue such opportunity. Any Subject Assets which are permitted to be acquired by Holly GP or a Holly Entity must be so acquired (i) within 12 months of the later to occur of (A) the date that Holly GP or the Holly Entity becomes able to pursue such acquisition in accordance with the provisions of this Section 2.3(a), and (B) the date upon which all required governmental approvals to consummate such acquisition have been obtained, and (ii) on terms not materially more favorable to Holly GP or the Holly Entity than were offered to the Partnership. If either of these conditions are not satisfied, the opportunity must be reoffered to the Partnership in accordance with this Section 2.3(a).
          (b) Notwithstanding Section 2.3(a), in the event that (i) Holly GP or a Holly Entity becomes aware of an opportunity to make an acquisition that includes both Subject Assets and assets that are not Subject Assets and the Subject Assets have a fair market value (as determined in good faith by the Board of Directors of Holly) equal to or greater than $5 million but comprise less than half of the fair market value (as determined in good faith by the Board of Directors of Holly) of the total assets being considered for acquisition or (ii) Holly GP or a Holly Entity desires to construct Subject Assets with an estimated construction cost (as determined in good faith by the Board of Directors of Holly) equal to or greater than $5 million, then Holly GP or the Holly Entity may make such acquisition without first offering the opportunity to the

Partnership or may construct such Subject Assets as long as it complies with the following procedures:
               (i) Within 90 days after the consummation of the acquisition or the completion of construction by Holly GP or a Holly Entity of the Subject Assets, as the case may be, Holly GP or the Holly Entity shall notify the General Partner in writing of such acquisition or construction and offer the Partnership Group the opportunity to purchase such Subject Assets in accordance with this Section 2.3(b) (the “Offer”). The Offer shall set forth the terms relating to the purchase of the Subject Assets and, if Holly GP or any Holly Entity desires to utilize the Subject Assets, the Offer will also include the commercially reasonable terms on which the Partnership Group will provide services to Holly GP or the Holly Entity to enable Holly GP or the Holly Entity to utilize the Subject Assets. As soon as practicable, but in any event within 30 days after receipt of such written notification, the General Partner shall notify Holly GP or the Holly Entity in writing that either (x) the General Partner has elected, with the concurrence of the Conflicts Committee, not to cause a Partnership Group Member to purchase the Subject Assets, in which event Holly GP or the Holly Entity shall be forever free to continue to own or operate such Subject Assets, or (y) the General Partner has elected (with the concurrence of the Conflicts Committee) to cause a Partnership Group Member to purchase the Subject Assets, in which event the following procedures shall apply.
               (ii) If Holly GP or the Holly Entity and the General Partner (with the concurrence of the Conflicts Committee) within 60 days after receipt by the General Partner of the Offer are able to agree on the fair market value of the Subject Assets that are subject to the Offer and the other terms of the Offer including, without limitation, the terms, if any, on which the Partnership Group will provide services to Holly GP or the Holly Entity to enable it to utilize the Subject Assets, a Partnership Group Member shall purchase the Subject Assets for the agreed upon fair market value as soon as commercially practicable after such agreement has been reached and, if applicable, enter into an agreement with Holly GP or the Holly Entity to provide services in a manner consistent with the Offer.
               (iii) If Holly GP or the Holly Entity and the General Partner are unable to agree within 60 days after receipt by the General Partner of the Offer on the fair market value of the Subject Assets that are subject to the Offer or the other terms of the Offer including, if applicable, the terms on which the Partnership Group will provide services to Holly GP or the Holly Entity to enable it to utilize the Subject Assets, Holly GP or the Holly Entity and the General Partner will engage a mutually agreed upon investment banking firm to determine the fair market value of the Subject Assets and/or the other terms on which the Partnership Group and Holly GP or the Holly Entity are unable to agree. Such investment banking firm will determine the fair market value of the Subject Assets and/or the other terms on which the Partnership Group and Holly GP or the Holly Entity are unable to agree within 30 days of its engagement and furnish Holly GP or the Holly Entity and the General Partner its determination. The fees of the investment banking firm will be split equally between Holly GP or the Holly Entity and the Partnership Group. Once the investment banking firm has submitted its determination of the fair market value of the Subject Assets and/or the other terms on which the Partnership Group and Holly GP or the Holly Entity are unable to agree, the General Partner will have the right, but not the obligation, subject to the approval of the Conflicts Committee, to cause a Partnership Group Member to purchase the Subject Assets pursuant to the Offer as modified by the determination of the investment banking firm. The Partnership Group will provide written notice of its decision to Holly GP or the Holly Entity within 30 days after the investment banking firm has submitted its determination. Failure to provide such notice within such 30-day period shall be deemed to constitute a decision not to purchase the Subject Assets. If the General Partner elects to cause a Partnership Group Member to purchase the Subject Assets, then the Partnership Group Member shall purchase the Subject Assets pursuant to the Offer as modified by the determination of the investment banking firm as soon as commercially practicable after such determination and, if applicable, enter into an agreement with Holly GP or the Holly Entity to provide services in a manner consistent with the Offer, as modified by the determination of the investment banking firm, if applicable.
     2.4 Scope of Prohibition. Except as provided in this Article II and the Partnership Agreement, Holly GP and each Holly Entity shall be free to engage in any business activity, including those that may be in direct competition with any Partnership Group Member.
     2.5 Enforcement. Holly GP and the Holly Entities agree and acknowledge that the Partnership Group does not have an adequate remedy at law for the breach by Holly GP and the Holly Entities of the covenants and agreements set forth in this Article II, and that any breach by Holly GP or the Holly Entities of the covenants and agreements set forth in this Article II would result in irreparable injury to the Partnership Group. Holly GP and the Holly Entities further agree and acknowledge that any Partnership Group Member may, in addition to the other remedies which may be available to the Partnership Group, file a suit in equity to enjoin Holly GP and the Holly Entities from such breach, and consent to the issuance of injunctive relief under this Agreement.
ARTICLE III
Indemnification
     3.1 Environmental Indemnification.
          (a) Subject to Section 3.2, Holly shall indemnify, defend and hold harmless the Partnership Group for a period of 10 years after the Closing Date or, solely with respect to the 2008 Crude Pipelines, Tanks and Related Assets, 15 years after the Closing Date, as applicable, from and against environmental and Toxic Tort losses (including, without limitation, economic losses, diminution in value suffered by third parties, and lost profits), damages, injuries (including, without limitation, personal injury and death), liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs, and expenses (including, without limitation, court costs and reasonable attorney’s and expert’s fees) of any and every kind or character, known or unknown, fixed or contingent, suffered or incurred by the Partnership Group or any third party by reason of or arising out of:
               (i) any violation or correction of violation of Environmental Laws associated with the ownership or operation of the Assets, or
               (ii) any event or condition associated with ownership or operation of the Assets (including, without limitation, the presence of Hazardous Substances on, under, about or migrating to or from the Assets or the disposal or release of Hazardous Substances generated by operation of the Assets at non-Asset locations) including, without limitation, (A) the cost and expense of any investigation, assessment, evaluation, monitoring, containment, cleanup, repair, restoration, remediation, or other corrective action required or necessary under Environmental Laws, (B) the cost or expense of the preparation and implementation of any closure, remedial, corrective action, or other plans required or necessary under Environmental Laws, and (C) the cost and expense for any environmental or Toxic Tort pre-trial, trial, or appellate legal or litigation support work;
but only to the extent that such violation complained of under Section 3.1(a)(i) or such events or conditions included under Section 3.1(a)(ii) occurred before the Closing Date (collectively, “Covered Environmental Losses”); or
               (iii) the operation or ownership of any assets not transferred under this Agreement, including but not limited to underground pipelines retained by the Seller Parties which serve the refineries in Lovington, New Mexico, Artesia, New Mexico and Woods Cross, Utah or the tanks that are part of the 2008 Crude Pipelines, Tanks and Related Assets (the “Transferred Tanks”).
          (b) To the extent that a good faith claim by the Partnership Group for indemnification under Section 3.1(a)(ii) or Section 3.1(a)(iii) arises from events or conditions at the Transferred Tanks or the soil immediately underneath the Transferred Tanks or the Transferred Tanks’ secondary containment, and the Holly Entities refuse to provide such indemnification, then the burden of proof shall be on the Holly Entities to demonstrate that the events or conditions giving rise to the claim arose after the Closing Date.
          (c) The Holly Entities shall, during the period that commences on the Closing Date and ends five (5) years thereafter (the “Initial Tank Inspection Period”), reimburse the Partnership Group for the actual costs associated with the first regularly scheduled API 653 inspection (the “Initial Tank Inspections”) and the costs associated with the replacement of the tank mixers on each of the Transferred Tanks after the Closing Date and any repairs required to be made to the Transferred Tanks as a result of any discovery made during the Initial Tank Inspections; provided, however, that (i) the Holly Entities shall not reimburse the Partnership Group with respect to the relocated crude oil Tank 437 in the Artesia refinery complex and the new crude oil tank to replace crude oil Tank 439 in the Artesia refinery complex more particularly described in the definition of 2008 Crude Pipelines, Tanks and Related Assets, and (ii) upon expiration of the Initial Tank Inspection Period, all of the obligations of the Holly Entities pursuant to this Section 3.1(c) shall terminate, except that the Initial Tank Inspection Period shall be extended if, and only to the extent that (A) inaccessibility of the Transferred Tanks during the Initial Tank Inspection Period caused the delay of an Initial Tank Inspection originally scheduled to be preformed during the Initial Tank Inspection Period, and (B) the Holly Entities received notice from the Partnership Group regarding such delay at the time it occurred.
          (d) The Partnership Group shall indemnify, defend and hold harmless the Holly Entities from and against environmental and Toxic Tort losses (including, without limitation, economic losses, diminution in value suffered by third parties, and lost profits), damages, injuries (including, without limitation, personal injury and death), liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs, and expenses

(including, without limitation, court costs and reasonable attorney’s and expert’s fees) of any and every kind or character, known or unknown, fixed or contingent, suffered or incurred by the Holly Entities or any third party by reason of or arising out of:
               (i) any violation or correction of violation of Environmental Laws associated with the ownership or operation of the Assets, or
               (ii) any event or condition associated with ownership or operation of the Assets (including, but not limited to, the presence of Hazardous Substances on, under, about or migrating to or from the Assets or the disposal or release of Hazardous Substances generated by operation of the Assets at non-Asset locations) including, without limitation, (A) the cost and expense of any investigation, assessment, evaluation, monitoring, containment, cleanup, repair, restoration, remediation, or other corrective action required or necessary under Environmental Laws, (B) the cost or expense of the preparation and implementation of any closure, remedial, corrective action, or other plans required or necessary under Environmental Laws, and (C) the cost and expense for any environmental or Toxic Tort pre-trial, trial, or appellate legal or litigation support work;
and regardless of whether such violation complained of under Section 3.1(d)(i) or such events or conditions included under Section 3.1(d)(ii) occurred before or after the Closing Date, except to the extent that any of the foregoing are Covered Environmental Losses for which the Partnership Group is entitled to indemnification from Holly under this Article III; provided, however, that nothing stated above shall make the Partnership Group responsible for any post-Closing Date actions or omissions by the Holly Entities.
          (e) Notwithstanding anything in this Agreement to the contrary, as used in Section 3.1(a) the definition of Assets shall not include the 16” Lovington/Artesia Intermediate Pipeline.
     3.2 Limitations Regarding Environmental Indemnification. The aggregate liability of Holly in respect of all Covered Environmental Losses under Section 3.1(a) shall not exceed (1) with respect to Assets other than the 2008 Crude Pipelines, Tanks and Related Assets, $15.0 million plus an additional $2.5 million in the case of Covered Environmental Losses related to the 8” and 10” Lovington/Artesia Intermediate Pipelines (for clarity, the first $15,000,000 million limit would apply to Covered Environmental Losses associated with the 8” and 10” Lovington/Artesia Intermediate Pipelines and the 2004 Product Pipelines, Terminal and Related Assets, while the limit between $15,000,000 and $17,500,00 would apply only to Covered Environmental Losses associated with the 8” and 10” Lovington/Artesia Intermediate Pipelines) and (2) $7.5 million in the case of Covered Environmental Losses related to the 2008 Crude Pipelines, Tanks and Related Assets. Holly will not have any obligation under Section 3.1 with respect to any Assets until the Covered Environmental Losses of the Partnership Group exceed $200,000.
     3.3 Right of Way Indemnification. Holly shall indemnify, defend and hold harmless the Partnership Group from and against any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs, and expenses (including, without limitation, court costs and reasonable attorney’s and expert’s fees) of any and every kind or character, known or unknown, fixed or contingent, suffered or incurred by the Partnership Group by reason of or arising out of (a) the failure of the applicable Partnership Group Member to be the owner of such valid and indefeasible easement rights or fee ownership interests in and to the lands on which any pipeline or related pump station, tank farm or equipment conveyed or contributed or otherwise Transferred (including by way of a Transfer of the ownership interest of a Person or by operation of law) to the applicable Partnership Group Member on the Closing Date is located as of the Closing Date; (b) the failure of the applicable Partnership Group Member to have the consents, licenses and permits necessary to allow any such pipeline referred to in clause (a) of this Section 3.3 to cross the roads, waterways, railroads and other areas upon which any such pipeline is located as of the Closing Date; and (c) the cost of curing any condition set forth in clause (a) or (b) above that does not allow any Asset to be operated in accordance with Prudent Industry Practice, to the extent that Holly is notified in writing of any of the foregoing within 10 years after the Closing Date or, solely with respect to the 2008 Crude Pipelines, Tanks and Related Assets, 15 years after the Closing Date, as applicable.
     3.4 Additional Indemnification.
          (a) In addition to and not in limitation of the indemnification provided under Section 3.1(a) and Section 3.3, Holly shall indemnify, defend, and hold harmless the Partnership Group from and against any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs, and expenses (including, without limitation, court costs and reasonable attorney’s and expert’s fees) of any and every kind or character, known or unknown, fixed or contingent, suffered or incurred by the Partnership Group by reason of or arising out of (i) events and conditions associated with the operation of the Assets and occurring before the Closing Date (other than Covered Environmental Losses which are provided for under Section 3.1 and Section 3.2) to the extent that Holly is notified in writing of any of the foregoing within five years after the Closing Date, (ii) all legal actions pending against the Holly Entities on July 13, 2004, (iii) the completion of remediation projects at the Partnership’s El Paso, Albuquerque and Mountain Home terminals that were ongoing or scheduled as of July 13, 2004, (iv) events and conditions associated with the Retained Assets and whether occurring before or after the Closing Date, and (iv) all federal, state and local tax liabilities attributable to the operation or ownership of the Assets prior to the Closing Date, including any such tax liabilities of the Holly Entities that may result from the consummation of the formation transactions for the Partnership Group and the General Partner.
          (b) In addition to and not in limitation of the indemnification provided under Section 3.1(b) or the Partnership Agreement, the Partnership Group shall indemnify, defend, and hold harmless the Holly Entities from and against any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs, and expenses (including, without limitation, court costs and reasonable attorney’s and expert’s fees) of any and every kind or character, known or unknown, fixed or contingent, suffered or incurred by the Holly Entities by reason of or arising out of events and conditions associated with the operation of the Assets and occurring on or after the Closing Date (other than Covered Environmental Losses which are provided for under Section 3.1), unless such indemnification would not be permitted under the Partnership Agreement by reason of one of the provisos contained in Section 7.7(a) of the Partnership Agreement.

     3.5 Indemnification Procedures.
          (a) The Indemnified Party agrees that promptly after it becomes aware of facts giving rise to a claim for indemnification under this Article III, it will provide notice thereof in writing to the Indemnifying Party, specifying the nature of and specific basis for such claim.
          (b) The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification under this Article III, including, without limitation, the selection of counsel, determination of whether to appeal any decision of any court and the settling of any such matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent of the Indemnified Party (with the concurrence of the Conflicts Committee in the case of the Partnership Group) unless it includes a full release of the Indemnified Party from such matter or issues, as the case may be.
          (c) The Indemnified Party agrees to cooperate fully with the Indemnifying Party, with respect to all aspects of the defense of any claims covered by the indemnification under this Article III, including, without limitation, the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the name of the Indemnified Party to be utilized in connection with such defense, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense and the making available to the Indemnifying Party of any employees of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all files, records, and other information furnished by the Indemnified Party pursuant to this Section 3.5. In no event shall the obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Article III; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense. The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense.
          (d) In determining the amount of any loss, cost, damage or expense for which the Indemnified Party is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by the Indemnified Party, and such correlative insurance benefit shall be net of any incremental insurance premiums that become due and payable by the Indemnified Party as a result of such claim and (ii) all amounts recovered by the Indemnified Party under contractual indemnities from third Persons.
          (e) The date on which notification of a claim for indemnification is received by the Indemnifying Party shall determine whether such claim is timely made.

ARTICLE IV
General and Administrative Expenses
     4.1 General
          (a) The Partnership will pay Holly an administrative fee (the “Administrative Fee”) in the amount set forth on Schedule I to this Agreement, payable in equal quarterly installments, for the provision by Holly and its Affiliates for the Partnership Group’s benefit of all the general and administrative services that Holly and its Affiliates have traditionally provided in connection with the Assets including, without limitation, the general and administrative services listed on Schedule I to this Agreement. The General Partner, with the approval and consent of the Conflicts Committee, may agree on behalf of the Partnership to increases in the Administrative Fee in connection with expansions of the operations of the Partnership Group through the acquisition or construction of new assets or businesses.
          (b) At the end of each year, the Partnership will have the right to submit to Holly a proposal to reduce the amount of the Administrative Fee for that year if the Partnership believes, in good faith, that the general and administrative services performed by Holly and its Affiliates for the benefit of the Partnership Group for the year in question do not justify payment of the full Administrative Fee for that year. If the Partnership submits such a proposal to Holly, Holly agrees that it will negotiate in good faith with the Partnership to determine if the Administrative Fee for that year should be reduced and, if so, by how much.
          (c) The Administrative Fee shall not include and the Partnership Group shall reimburse Holly and its Affiliates for:
               (i) salaries of employees of Holly GP, to the extent, but only to the extent, such employees perform services for the Partnership Group;
               (ii) the cost of employee benefits relating to employees of Holly GP, such as 401(k), pension, and health insurance benefits, to the extent, but only to the extent, such employees perform services for the Partnership Group; and
               (iii) all sales, use, excise, value added or similar taxes, if any, that may be applicable from time to time in respect of the services provided by the Holly and its Affiliates to the Partnership pursuant to Section 4.1(a).
          (d) Either Holly, on the one hand, or the Partnership, on the other hand, may terminate this Article IV, by providing the other with written notice of its election to do so at least one calendar year prior to the proposed date of termination.
ARTICLE V
Right of First Refusal
     5.1 Holly Right of First Refusal.
          (a) The Partnership Group hereby grants to Holly a right of first refusal on any proposed Transfer (other than a grant of a security interest to a bona fide third-party lender or a Transfer to another Partnership Group Member) of the Assets that serve the Holly Entities’ refineries.
          (b) The Parties acknowledge that all potential Transfers of Sale Assets pursuant to this Article V are subject to obtaining any and all required written consents of governmental authorities and other third parties and to the terms of all existing agreements in respect of the Sale Assets.
     5.2 Procedures.
          (a) If a Partnership Group Member proposes to Transfer any of the Assets that serve the Holly Entities’ refineries to any Person pursuant to a bona fide third-party offer (an “Acquisition Proposal”), then the Partnership shall promptly give written notice (a “Disposition Notice”) thereof to Holly. The Disposition Notice shall set forth the following information in respect of the proposed Transfer: the name and address of the prospective acquiror (the “Proposed Transferee”), the Assets subject to the Acquisition Proposal (the “Sale Assets”), the purchase price offered by such Proposed Transferee (the “Offer Price”), reasonable detail concerning any non-cash portion of the proposed consideration, if any, to allow Holly to reasonably determine the fair market value of such non-cash consideration, the Partnership Group’s estimate of the fair market value of any non-cash consideration and all other material terms and conditions of the Acquisition Proposal that are then known to the Partnership Group. To the extent the Proposed Transferee’s offer consists of consideration other than cash (or in addition to cash) the Offer Price shall be deemed equal to the amount of any such cash plus the fair market value of such non-cash consideration. In the event Holly and the Partnership Group agree as to the fair market value of any non-cash consideration, Holly will provide written notice of its decision regarding the exercise of its right of first refusal to purchase the Sale Assets within 30 days of its receipt of the Disposition Notice (the “First ROFR Acceptance Deadline”). Failure to provide such notice within such 30-day period shall be deemed to constitute a decision not to purchase the Sale Assets. In the event (i) Holly’s determination of the fair market value of any non-cash consideration described in the Disposition Notice (to be determined by Holly within 30 days of receipt of such Disposition Notice) is less than the fair market value of such consideration as determined by the Partnership Group in the Disposition Notice and (ii) Holly and the Partnership Group are unable to mutually agree upon the fair market value of such non-cash consideration within 30 days after Holly notifies the Partnership Group of its determination thereof, the Partnership Group and Holly shall engage a mutually-agreed-upon investment banking firm to determine the fair market value of the non-cash consideration. Such investment banking firm shall be instructed to return its decision within 30 days after all material information is submitted thereto, which decision shall be final. The fees of the investment banking firm will be split equally between Holly and the Partnership Group. Holly will provide written notice of its decision regarding the exercise of its right of first refusal to purchase the Sale Assets to the Partnership Group within 30 days after the investment banking firm has submitted its determination (the “Second ROFR Acceptance Deadline”). Failure to provide such notice within such 30-day period shall be deemed to constitute a decision by Holly not to purchase the Sale Assets. If Holly fails to exercise a right during any applicable period set forth in this Section 5.2(a), Holly shall be deemed to have waived its rights with respect to such proposed disposition of the Sale Assets, but not with respect to any future offer of Assets.

          (b) If Holly chooses to exercise its right of first refusal to purchase the Sale Assets under Section 5.2(a), Holly and the Partnership Group shall enter into a purchase and sale agreement for the Sale Assets which shall include the following terms:
               (i) Holly will agree to deliver cash for the Offer Price (unless Holly and the Partnership Group agree that consideration will be paid by means of an interest-bearing promissory note or equity securities of Holly);
               (ii) the Partnership Group will represent that it has good and indefeasible title to the Sale Assets, subject to all recorded and unrecorded matters and all physical conditions and other matters in existence on the closing date for the purchase of the Sale Assets, plus any other such matters as Holly may approve, which approval will not be unreasonably withheld. If Holly desires to obtain any title insurance with respect to the Sale Assets, the full cost and expense of obtaining the same (including but not limited to the cost of title examination, document duplication and policy premium) shall be borne by Holly;
               (iii) the Partnership Group will grant to Holly the right, exercisable at Holly’s risk and expense, to make such surveys, tests and inspections of the Sale Assets as Holly may deem desirable, so long as such surveys, tests or inspections do not damage the Sale Assets or interfere with the activities of the Partnership Group thereon and so long as Holly has furnished the Partnership Group with evidence that adequate liability insurance is in full force and effect;
               (iv) Holly will have the right to terminate its obligation to purchase the Sale Assets under this Article V if the results of any searches, surveys, tests or inspections conducted pursuant to Section 5.2(b)(ii) or Section 5.2(b)(iii) above are, in the reasonable opinion of Holly, unsatisfactory;
               (v) the closing date for the purchase of the Sale Assets shall, unless otherwise agreed to by Holly and the Partnership Group, occur no later than 90 days following receipt by the Partnership Group of written notice by Holly of its intention to exercise its option to purchase the Sale Assets pursuant to Section 5.2(a);
               (vi) the Partnership Group shall execute, have acknowledged and deliver to Holly a special warranty deed, assignment of easement, or comparable document, as appropriate, in the applicable jurisdiction, on the closing date for the purchase of the Sale Assets constituting real property interests conveying the Sale Assets unto Holly free and clear of all encumbrances created by the Partnership Group other than those set forth in Section 5.2(b)(ii) above;
               (vii) the sale of any Sale Assets shall be made on an “as is,” “where is” and “with all faults” basis, and the instruments conveying such Sale Assets shall contain appropriate disclaimers; and
               (viii) neither the Partnership Group nor Holly shall have any obligation to sell or buy the Sale Assets if any of the material consents referred to in Section 5.1(b) have not been obtained.

          (c) Holly and the Partnership Group shall cooperate in good faith in obtaining all necessary governmental and other third Person approvals, waivers and consents required for the closing. Any such closing shall be delayed, to the extent required, until the third Business Day following the expiration of any required waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; provided, however, that such delay shall not exceed 60 days and, if governmental approvals and waiting periods shall not have been obtained or expired, as the case may be, by such 60th day, then Holly shall be deemed to have waived its right of first refusal with respect to the Sale Assets described in the Disposition Notice and thereafter neither Holly nor the Partnership shall have any further obligation under this Article V with respect to such Sale Assets unless such Sale Assets again become subject to this Article V pursuant to Section 5.2(d).
          (d) If the Transfer to the Proposed Transferee is not consummated in accordance with the terms of the Acquisition Proposal within the later of (A) 180 days after the later of the applicable ROFR Acceptance Deadline, and (B) 10 days after the satisfaction of all governmental approval or filing requirements, if any, the Acquisition Proposal shall be deemed to lapse, and the Partnership or member of the Partnership Group may not Transfer any of the Sale Assets described in the Disposition Notice without complying again with the provisions of this Article V if and to the extent then applicable.
ARTICLE VI
Miscellaneous
     6.1 Choice of Law. This Agreement shall be subject to and governed by the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state.
     6.2 Arbitration Provision. Any and all Arbitrable Disputes must be resolved through the use of binding arbitration using three arbitrators, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code). If there is any inconsistency between this Section and the Commercial Arbitration Rules or the Federal Arbitration Act, the terms of this Section will control the rights and obligations of the parties. Arbitration must be initiated within the time limits set forth in this Agreement, or if no such limits apply, then within a reasonable time or the time period allowed by the applicable statute of limitations. Arbitration may be initiated by a party (“Claimant”) serving written notice on the other party (“Respondent”) that the Claimant elects to refer the Arbitrable Dispute to binding arbitration. Claimant’s notice initiating binding arbitration must identify the arbitrator Claimant has appointed. The Respondent shall respond to Claimant within 30 days after receipt of Claimant’s notice, identifying the arbitrator Respondent has appointed. If the Respondent fails for any reason to name an arbitrator within the 30 day period, Claimant shall petition the American Arbitration Association for appointment of an arbitrator for Respondent’s account. The two arbitrators so chosen shall select a third arbitrator within 30 days after the second arbitrator has been appointed. The Claimant will pay the compensation and expenses of the arbitrator named by it, and the Respondent will pay the compensation and expenses of the arbitrator named by or for it. The costs of petitioning for the appointment of an arbitrator, if any, shall be paid by Respondent. The Claimant and Respondent will each pay one-

half of the compensation and expenses of the third arbitrator. All arbitrators must (i) be neutral parties who have never been officers, directors or employees of any of the Holly Entities, the Partnership Entities or any of their affiliates and (ii) have not less than seven years experience in the energy industry. The hearing will be conducted in Dallas, Texas and commence within 30 days after the selection of the third arbitrator. The Holly Entities, the Partnership Entities and the arbitrators shall proceed diligently and in good faith in order that the award may be made as promptly as possible. Except as provided in the Federal Arbitration Act, the decision of the arbitrators will be binding on and non-appealable by the parties hereto. The arbitrators shall have no right to grant or award indirect, consequential, punitive or exemplary damages of any kind.
     6.3 Notice. All notices or requests or consents provided for by, or permitted to be given pursuant to, this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by telecopier or telegram to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by telegram or telecopier shall be effective upon actual receipt if received during the recipient’s normal business hours or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 6.3.
          if to the Holly Entities:
Holly Corporation
100 Crescent Court
Suite 1600
Dallas, Texas 75201
Attention: President
Fax: 214-615-9379
with a copy to (which shall not constitute notice):
Denise McWatters
General Counsel
Holly Corporation
100 Crescent Court
Suite 1600
Dallas, Texas 75201
Fax: 214-242-5063
          if to the Partnership Entities:
Holly Energy Partners, L.P.
c/o Holly Logistic Services, L.L.C.,
100 Crescent Court

Suite 1600
Dallas, Texas 75201
Attention: Vice President and Chief Financial Officer
Fax: (214) 615-9371
     6.4 Entire Agreement. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.
     6.5 Termination of Article II. The provisions of Article II of this Agreement may be terminated by Holly upon a Change of Control of Holly.
     6.6 Amendment or Modification. No amendment or modification of this Agreement shall be valid unless it is in writing and signed by the parties hereto and, in the case of any amendment or modification adverse to the Partnership Group, approved by the Conflicts Committee of Holly GP. No waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the party against whom the waiver is sought to be enforced, and, in the case of any waiver by the Partnership Entities, approved by the Conflicts Committee of Holly GP. Except to the extent adverse to the Partnership Group (in which case the approval of the Conflicts Committee of Holly GP shall also be required), any of the exhibits or schedules to this Agreement may be amended, modified, revised or updated by the parties hereto if each of Holly (on behalf of the Holly Entities) and Holly GP (on behalf of the Partnership Entities) execute an amended, modified, revised or updated exhibit or schedule, as applicable, and attach it to this Agreement. Such amended, modified, revised or updated exhibits or schedules shall be sequentially numbered (e.g. Exhibit A-1, Exhibit A-2, etc.), dated and appended as an additional exhibit or schedule to this Agreement and shall replace the prior exhibit or schedule, as applicable, in its entirety, except as specified therein. No failure or delay in exercising any right hereunder, and no course of conduct, shall operate as a waiver of any provision of this Agreement. No single or partial exercise of a right hereunder shall preclude further or complete exercise of that right or any other right hereunder.
     6.7 Assignment. No Party shall have the right to assign any of its rights or obligations under this Agreement without the consent of the other Parties hereto.
     6.8 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.
     6.9 Severability. If any provision of this Agreement shall be held invalid or unenforceable by a court or regulatory body of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.
     6.10 Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each signatory party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

     6.11 Rights of Limited Partners. The provisions of this Agreement are enforceable solely by the Parties to this Agreement, and no Limited Partner of the Partnership shall have the right, separate and apart from the Partnership, to enforce any provision of this Agreement or to compel any Party to this Agreement to comply with the terms of this Agreement.
     6.12 Headings. Headings of the Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever. All references in this Agreement to Sections are to Sections of this Agreement unless otherwise stated.
     6.13 UNEV Option Agreement. The Parties acknowledge and agree that, notwithstanding anything in this Agreement to the contrary, the terms and provisions of the Option Agreement, dated January 31, 2008, among Holly, Holly UNEV Pipeline Company, Navajo Pipeline, Holly GP, the General Partner, the Partnership, OLP GP and the Operating Partnership remain in full force and effect.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Closing Date.

HOLLY CORPORATION
By:	/s/ David L. Lamp
David L. Lamp
President

NAVAJO PIPELINE CO., L.P. By: Navajo Pipeline GP, L.L.C., its General Partner
By:	/s/ Bruce R. Shaw
Bruce R. Shaw
Vice President and Chief Financial Officer

HOLLY LOGISTIC SERVICES, L.L.C.
By:	/s/ Bruce R. Shaw
Bruce R. Shaw
Senior Vice President and Chief Financial Officer

HEP LOGISTICS HOLDINGS, L.P. By: Holly Logistic Services, L.L.C., its General Partner
By:	/s/ Bruce R. Shaw
Bruce R. Shaw
Senior Vice President and Chief Financial Officer

[Signature Page 1 of 2 to Amended and Restated Omnibus Agreement]

HOLLY ENERGY PARTNERS, L.P. By: HEP Logistics Holdings, L.P., its General Partner By: Holly Logistic Services, L.L.C., its General Partner
By:	/s/ David G. Blair
David G. Blair
Senior Vice President

HEP LOGISTICS GP, L.L.C.
By:	/s/ David G. Blair
David G. Blair
Senior Vice President

HOLLY ENERGY PARTNERS — OPERATING, L.P. By: HEP Logistics GP, L.L.C., its General Partner
By:	/s/ David G. Blair
David G. Blair
Senior Vice President

[Signature Page 2 of 2 to Amended and Restated Omnibus Agreement]

SCHEDULE I
Administrative Fee

Amount of Annual Administrative Fee
Years beginning July 13, 2004 through June 30, 2007	$2,000,000
Years beginning July 1, 2007 through February 29, 2008	$2,100,000
Years beginning March 1, 2008	$2,300,000
General and Administrative Services
(1)	executive services

(2)	finance, including treasury, and administration services

(3)	information technology services

(4)	legal services

(5)	health, safety and environmental services

(6)	human resources services
Schedule I-1